EXHIBIT 21.1

LIST OF SUBSIDIARIES OF Avangrid, Inc.

Name of Subsidiary	State or Jurisdiction of Incorporation Or Organization

Avangrid Networks, Inc.(1)*	Maine

New York State Electric & Gas Corporation(2)	New York

Rochester Gas and Electric Corporation (2)	New York

Central Maine Power Company(2)	Maine

Maine Natural Gas Corporation(2)	Maine

UIL Holdings Corporation.(2)	Connecticut

The United Illuminating Company(5)	Connecticut

The Southern Connecticut Gas Company(5)	Connecticut

Connecticut Natural Gas Corporation(5)	Connecticut

The Berkshire Gas Company(5)	Massachusetts

Avangrid Renewables Holdings, Inc.(1)*	Delaware

Avangrid Renewables, LLC(3)	Oregon

Enstor Gas, LLC(3)*	Delaware

Enstor Energy Services, LLC(4)	Delaware

Enstor, Inc.(4)	Oregon

(1)	Subsidiary of Avangrid, Inc.
(2)	Subsidiary of Avangrid Networks, Inc.
(3)

Subsidiary of Avangrid Renewables Holdings, Inc. On February 16, 2018, Avangrid, Inc. entered into a definitive agreement to sell Enstor Gas, LLC. Closing is expected to be completed during the second quarter of 2018.

(4)	Subsidiary of Enstor Gas, LLC. On March 1, 2018, Avangrid, Inc. closed a transaction to sell Enstor Energy Services, LLC.
(5)	Subsidiary of UIL Holdings Corporation
*	Holding Company